EXHIBIT 99.2

FOR IMMEDIATE RELEASE

SUPERVALU Announces Employee Inducement Award

Pursuant to New York Stock Exchange Rule 303A.08

Eden Prairie, MN — (July 24, 2013) — SUPERVALU Inc. (NYSE: SVU) today announced that as soon as practicable on or following August 7, 2013 the Company will grant Mr. Bruce Besanko stock options to acquire 225,000 shares of Company common stock with an exercise price equal to the closing price of a share of Company common stock on the New York Stock Exchange on the grant date and 225,000 restricted stock shares of Company common stock.  The stock options and restricted stock will have the same terms and conditions as stock options generally granted during fiscal 2014 to other executives of the Company under the Company’s 2012 Stock Plan.  They will vest in three equal annual installments on each anniversary of the grant date, subject to Mr. Besanko’s continued employment through the vesting date.  The options and restricted stock will be granted outside of the terms of the Company’s 2012 Stock Plan in reliance on the employment inducement award exemption under the New York Stock Exchange Listed Company Manual Rule 303A.08.

About SUPERVALU INC.

SUPERVALU Inc. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of approximately 3,420 stores composed of 1,900 independent stores serviced primarily by the Company’s food distribution business, 1,332 Save-A-Lot stores, of which 957 are operated by licensee owners; and 191 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

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Financial Contact:

Steve Bloomquist, 952-828-4144

Steve.Bloomquist@supervalu.com

Media Contact:

Jeff Swanson, 952-903-1645

Jeffrey.swanson@supervalu.com